Exhibit 23.1











            CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation by reference in this Mark IV Industries, Inc. Form 8-K dated November 2, 1994 of our report dated February 11, 1994 on the financial statements of Purolator Products Company as of December 31,1 993 and 1992 and for the years ended December 31, 1993, 1992 and 1991. It should be noted that we have not audited any financial statements of the company subsequent to December 31, 1993 or performed any audit procedures subsequent to the date of our report.






                                        ARTHUR ANDERSEN LLP








Tulsa, Oklahoma
 November 4, 1994